Exhibit 99.1

A Message From Paul Clayton, the Chief Executive Officer of Jamba Juice

Regarding Strawberry Smoothies

Contact:

Grow Marketing

415.440.4770

FOR IMMEDIATE RELEASE – San Francisco, CA - December 5, 2006 — As you may have heard, over the last few days we received some very upsetting news. We discovered that one of our suppliers – Cleugh’s Frozen Foods Inc. – shipped frozen strawberries to us that tested positive for Listeria monocytogenes, a potentially harmful bacteria.

We moved immediately to verify if shipments of the product had left the distribution center and we launched a safety audit to determine if any of the frozen strawberries in question were in our stores. Most of the identified shipments were recovered before they were ever unpacked, however some of the contaminated strawberries may have been used in a limited number of stores in Southern California, Arizona and Southern Nevada.

We have notified the US Food and Drug Administration and are in the process of notifying state and local health officials to make sure the public is safe. In addition, we have halted all shipments from the plant where the Listeria was found until we are completely convinced that their products are safe and processed in a manner consistent with our high standards. To provide greater assurance to our customers and ourselves, we completed additional cleaning and sanitized every store that received shipments from our supplier’s affected location.

I can assure you, the health and well-being of our customers and Jamba Juice team members are our highest priority. Serving safe and wholesome products is the very foundation of our company – and we will do whatever it takes to identify and correct any problems. We want our customers to know that they can rely on Jamba Juice to deliver products that meet the highest safety standards.

While I am relieved to say that no problems have been reported to date, any customer that has purchased a strawberry smoothie in one of the identified stores between Nov. 25 and Dec. 1, 2006 and has developed cold or flu-like symptoms should call the Jamba Juice consumer help line at 1-877-464-5689 or consult their healthcare provider. This is especially true for those most at risk – pregnant women, infants, the elderly or people with weakened immune systems.

If there are any questions – about which store you visited, our products or the reimbursement program – please call our consumer help line (1-877-464-5689). We’ve added staff to assist with calls. More information can also be found in the FDA press release.

All of us at Jamba Juice want to thank you for your continued support and loyalty. It is your trust in Jamba Juice that has made us the brand we are today. We look forward to building on that trust now and in the future.

Paul Clayton

CEO

Jamba Juice

About Jamba Inc.

Jamba Inc. (NASDAQ: JMBA) was formed as a result of the merger between SACI and Jamba Juice Company. Jamba Juice Company is the category-defining leader in healthy blended beverages, juices, and good-for-you snacks. Founded in 1990 in California, today Jamba Juice Company has more than 585 company and franchised stores in 22 states nationwide with approximately 9,000 team members. For the nearest location or a complete menu, please call: 1-866-4R-FRUIT or visit the website at http://www.jambajuice.com. SACI was a blank check company that was formed for the specific purpose of consummating a business combination.

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